Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 13 to File No. 333-101625; Amendment No. 14 to File No. 811-21261) of Rydex ETF Trust of our reports dated December 23, 2009, with respect to the financial statements and financial highlights of each of the Funds constituting Rydex ETF Trust included in the October 31, 2009 Annual Reports to the shareholders.

                                                           Ernst & Young LLP

McLean, Virginia
February 25, 2010